Exhibit 99.1

FAT Brands Inc. Founder Andy Wiederhorn to Step Aside as CEO

and Transition to Strategic Advisory Role in May 2023

Veteran Restaurant Executive Will Assume New Position as Outside Consultant and Strategic Advisor

LOS ANGELES (March 6, 2023) — FAT (Fresh. Authentic. Tasty.) Brands Inc. announces that its founder and CEO, Andy Wiederhorn, will transition to a new role as an outside consultant and strategic advisor to the Company effective May 5, 2023. Mr. Wiederhorn will remain a FAT Brands Board member and his family office, Fog Cutter Holdings LLC, will continue as the controlling shareholder of FAT Brands. The appointment of an interim CEO will be announced prior to the transition date, and Mr. Wiederhorn will continue as CEO until then.

In his strategic advisory role, Mr. Wiederhorn will continue to support the management team and the Company while focusing his time on the Company’s long-term strategy and capital allocation plans. In transitioning from his role as CEO, Mr. Wiederhorn seeks to eliminate the distraction of the previously announced government investigation tied to him, and allow senior management to focus on continuing to drive shareholder value.

“While I will be stepping aside as CEO, I will continue to support the growth and evolution of FAT Brands, including championing our talented executive team, which has over the past five years taken the Company from two brands to 17 iconic restaurant brands with over 2,300 units and systemwide sales of $2.2 billion annually,” said FAT Brands CEO Andy Wiederhorn. “In 2022 we were named Public Company of the Year by the Los Angeles Business Journal, due in large part to the hard work and dedication of our corporate teams and franchise partners.”

For more information on FAT Brands, please visit www.fatbrands.com.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 17 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises and owns over 2,300 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

MEDIA CONTACT:

Erin Mandzik, FAT Brands

emandzik@fatbrands.com

860-212-6509